UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): March 23, 2009

TECHPRECISION CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Bella Drive
Westminster, MA  01473
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Copies to:

William A. Scari, Jr.
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Phone: (610) 640-7800
Fax: (610) 640-7835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2009, Techprecision Corporation (the “Company”) announced that it has accepted James Reindl’s resignation from his posts as Chairman of the Company’s board of directors (the “Board”), director and as Chief Executive Officer of the Company, as well as his positions at Ranor, Inc., a wholly-owned subsidiary of the Company (“Ranor”).  Louis A. Winoski, one of the Company’s existing directors, has agreed to assume Mr. Reindl’s duties as Chief Executive Officer of Techprecision on an interim basis.   The Company will commence a search for a permanent Chief Executive Officer.  The Board appointed Andrew A. Levy to fill the vacancy on the Company’s Board created by the resignation of Mr. Reindl.  The Company also announced the hiring of Richard F. Fitzgerald to serve as the Chief Financial Officer of the Company.

Resignation of James Reindl

 Mr. Reindl submitted his resignation and confirmed that despite briefly attending the University of Delaware, he did not receive a degree from the University of Delaware as he had previously represented.  At the beginning of March, the Board became aware of the possibility that Mr. Reindl had misstated his academic credentials and promptly commenced a review of the matter.

Mr. Reindl voluntarily tendered a letter to the Board in which he resigned from all of his offices and positions with the Company and Ranor, including his office as Chief Executive Officer of the Company, and his positions as a director and Chairman of the Board, effective March 31, 2009 (the “Resignation Date”). Upon his resignation, Mr. Reindl entered into a separation, severance and release agreement with the Company (the “Severance Agreement”) to provide for certain severance payments to Mr. Reindl, and to obtain his assistance when and as needed during a transition period.

Under the terms of the Severance Agreement, Mr. Reindl will be entitled to receive severance payments for up to twelve (12) months (the “Severance Period”), which will be at gross monthly rate of $16,666.67 during the first six months of the Severance Period, and which will be at a gross monthly rate of $10,416.67 for the remainder of the Severance Period.  Aggregate gross severance payments would be $162,500.  Such payments would be made to Mr. Reindl in accordance with the Company’s normal payroll practices, provided that he complies with the Severance Agreement.  No additional compensation, bonuses or benefits will be payable by the Company to Mr. Reindl under the Severance Agreement.  The Severance Agreement also provides for certain mutual releases by Mr. Reindl and the Company.

The Severance Agreement also provides that Mr. Reindl will make himself available to provide transition services to the Company for a period of up to three (3) months when and as needed.  During such period, Mr. Reindl will assist the Company in transitioning his responsibilities to Mr. Winoski as the Interim Chief Executive Officer and to other senior management.

The restrictive covenants regarding confidentiality, noncompetition and nonsolicitation to which Mr. Reindl previously agreed under his existing employment agreement with the Company (the “Restrictive Covenants”) will continue after the Resignation Date.  The Severance Agreement provides that Mr. Reindl’s continued compliance with the Restrictive Covenants is a condition to the Company’s obligation to make severance payments under the Severance Agreement.

In accordance with applicable law, Mr. Reindl may revoke the Severance Agreement at any time during the seven days following his execution of the Severance Agreement.

The foregoing description of the Severance Agreement between the Company and Mr. Reindl is qualified in its entirety by reference to the copy of the agreement which is attached as Exhibit 10.1 and which is incorporated by reference herein.

Hiring of Louis A. Winoski as Interim Chief Executive Officer

On March 31, 2009, we entered into an executive consulting agreement with Mr. Louis A. Winoski pursuant to which Mr. Winoski agreed to provide executive management and consulting services in the role of Interim Chief Executive Officer of the Company.  The executive consulting agreement provides that in exchange for his services as Interim Chief Executive Officer, the Company will pay Mr. Winoski consulting fees at a rate of Ten Thousand Dollars ($10,000.00) per month.  The executive consulting agreement automatically terminates after six (6) months, unless extended by the mutual written agreement of the parties.  Either party may terminate the executive consulting agreement at any time by giving the other party fifteen (15) days prior written notice.  A party may also terminate the executive management agreement for breach if the other party materially breaches any provision of the agreement and fails to cure such breach within ten (10) days after written notice of the breach.

The foregoing description of the executive consulting agreement between us and Mr. Winoski is qualified in its entirety by reference to the copy of the agreement which is attached as Exhibit 10.2 and which is incorporated by reference herein.

Louis A. Winoski has served as one of our directors since March 2006.  Prior to accepting the position of interim CEO with the Company, Mr. Winoski was the Chief Operating Officer of GCT Garner Inc., the US subsidiary of a Germany-based, international aerospace design engineering firm which lists Boeing and Airbus among its major customers.  He concurrently served as Executive Program Manager for PFW Aerospace AG on the 787 Dreamliner Program.  Mr. Winoski began his career as a US Army Officer, entering the aerospace industry in 1986.  Since then, he has held a succession of senior executive management and consulting positions with a number of growth-oriented  mid-size aerospace hardware and service providers.  Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from The Pennsylvania State University.

Hiring of Rich Fitzgerald as Chief Financial Officer

The Company executed an Employment Agreement (the “CFO Employment Agreement”) on March 23, 2009, to hire Mr. Richard F. Fitzgerald for the position of Chief Financial Officer (“CFO”). The terms of the CFO Employment Agreement provide that Mr. Fitzgerald shall report directly to the Board and the Chief Executive Officer and his duties include, but are not limited to, directing the preparation of budgets, financial forecasts and strategic planning of the Company as well as establishing major economic objectives and policies for the Company and ensuring compliance with the Company’s SEC reporting obligations.

Prior to accepting the position of CFO with the Company, Mr. Fitzgerald served as Vice President and Chief Financial Officer of Nucleonics, Inc., a private venture capital backed biotechnology company.  Before becoming CFO at Nucleonics, Mr. Fitzgerald served in a variety of senior financial roles during his tenure there, which extended from 2002 through the present. Prior to his employment with Nucleonics, Inc., Mr. Fitzgerald served as Director, Corporate Development of Exelon Corporation and PECO Energy Company from 1997 through 2002.  Mr. Fitzgerald began his career with Coopers & Lybrand (now PricewaterhouseCoopers) in Philadelphia and is a member of both the American and Pennsylvania Institutes of Certified Public Accountants.   He holds a Bachelor of Science degree in business administration from Bucknell University.

Upon his execution of the CFO Employment Agreement, Mr. Fitzgerald was entitled to a signing bonus of $25,000.00.  Mr. Fitzgerald will receive an annual base salary of $195,000 and options to purchase 150,000 shares of the Company’s common stock, which vest in three equal parts over three years.  The exercise price of the options will be the market price as of the grant date.  Mr. Fitzgerald will also be eligible for an annual cash performance bonus based upon the financial performance of the Company as determined by the Board. Mr. Fitzgerald will be entitled to participate fully in the Company’s employee benefit plans and programs.  Mr. Fitzgerald will also be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities as CFO.

The Company may terminate the CFO Employment Agreement at any time without cause, as defined in the CFO Employment Agreement.  In the event of a termination without cause, the Company will be required to pay Mr. Fitzgerald an amount equal to one year of his base salary paid in equal installments in accordance with the Company’s payroll policies.  The Company may terminate the CFO Employment Agreement for cause at any time upon seven (7) days written notice, during which period Mr. Fitzgerald may contest his termination before the Board.

In connection with the future termination of the CFO Employment Agreement, Mr. Fitzgerald will have the obligation not to disclose the Company’s confidential information or trade secrets to anyone following termination of the CFO Employment Agreement.  Mr. Fitzgerald is also subject to a covenant not to compete with the Company for a period of 12 months following termination of the CFO Employment Agreement.

Appointment of Andrew A. Levy to Board of Directors

The board appointed Andrew A. Levy to fill the vacancy on the Techprecision board left by the resignation of Mr. Reindl.

Andrew A. Levy has served as chief executive officer at Redstone Capital Corporation, a small investment banking firm, and its predecessors since 1978 he has been involved in various acquisitions, mergers, and restructurings of manufacturing and military industries, project financings in the oil and gas and cogeneration fields and leveraged buyouts.  Mr. Levy served as chairman of TechPrecision Management, LLP, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors.  Mr. Levy received a BS in engineering from Yale University, graduating suma cum laude, and received his Juris Doctor from Harvard Law School.

Mr. Levy holds approximately 2,382,000 shares of the Company’s currently issued and outstanding common stock.

Item 9.01	Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Exhibit Title

10.1	Separation, Severance and Release Agrement, dated March 31, 2009, between James Reindl and Techprecision Corporation.
10.2	Executive Consulting Agreement, dated March 31, 2009, between Louis A. Winoski and Techprecision Corporation.
10.3	Employment Agreement, dated March 23, 2009, between Richard F. Fitzgerald and Techprecision Corporation.
99.1	Press Release dated April 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date April 2, 2009	By:	/s/ Louis A. Winoski
Name Louis A. Winoski
Title Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Separation, Severance and Release Agrement, dated March 31, 2009, between James Reindl and Techprecision Corporation.
10.2	Executive Consulting Agreement, dated March 31, 2009, between Louis A. Winoski and Techprecision Corporation.
10.3	Employment Agreement, dated March 23, 2009, between Richard F. Fitzgerald and Techprecision Corporation.
99.1	Press Release dated April 1, 2009.